Exhibit 99.1

News release

QLT COMMENCES BREACH OF CONTRACT ACTION AGAINST
VALEANT PHARMACEUTICALS

For Immediate Release
December 16, 2015

VANCOUVER, CANADA — QLT Inc. (NASDAQ:QLTI) (TSX:QLT) (“QLT” or the “Company”) today announced that it has filed a breach of contract lawsuit against Valeant Pharmaceuticals International, Inc. (“Valeant”) in the Supreme Court of British Columbia.  QLT alleges that Valeant has failed to pay the $5 Million laser earn-out milestone required under the terms of its 2012 Asset Purchase Agreement with Valeant.

Under the Asset Purchase Agreement, Valeant purchased QLT’s pharmaceutical drug, Visudyne®, and also QLT’s assets and rights in its Qcellus™ laser under development. Valeant agreed to use commercially reasonable efforts to promptly obtain the laser registrations necessary to commercialize the Qcellus laser in the United States.  Under the Asset Purchase Agreement, receipt of the laser registrations by December 31, 2013 triggered a $5 Million milestone payment and receipt of the laser registrations between January 1, 2014 and January 1, 2015 triggered a $2.5 Million milestone payment. In September 2013, the supplemental Premarket Approval for the Qcellus laser in the United States was received, which QLT alleges triggered the $5 Million milestone. Valeant has refused to pay the $5 Million.

QLT seeks to recover damages of $5 Million and also claims failure of Valeant to use commercially reasonable efforts to promptly obtain laser registrations for the Qcellus laser in the United States.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our website at www.qltinc.com.

QLT Inc. Contacts:

For Investors:

Andrea Rabney or David Pitts

Argot Partners

P: 212-600-1902

andrea@argotpartners.com

david@argotpartners.com

For Media:

Chuck Burgess or Mike Pascale

Abernathy MacGregor

P:212-371-5999

clb@abmac.com

mmp@abmac.com

Visudyne® is a registered trademark of Novartis AG

Qcellus™ is a trademark of Valeant Pharmaceuticals International, Inc.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include statements which contain language such as: “assuming,” “prospects,” “goal,” “future” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following risks, uncertainties and other factors: the effect that QLT’s announcements and actions will have on the market price of our securities; factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.